Exhibit 10.41
Execution Copy
AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 27, 2017, between Tribune Media Company, a Delaware corporation (the “Company”), and Edward Lazarus (“Executive”).
WHEREAS, the Company and Executive desire to amend and restate the Employment Agreement, dated as of January 1, 2016 (the “Original Agreement”) to reflect the terms upon which Executive shall provide services to the Company.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as set forth below:
1.Term; Certain Definitions. (a) The term of Executive’s employment under this Agreement (the “Term”) shall be effective as of April 27, 2017 (the “Effective Date”) and shall continue until December 31, 2018 (the “Term Expiration Date”). Executive’s employment under this Agreement may be terminated earlier than the Term Expiration Date at any time pursuant to the provisions of Section 4.

(b) Capitalized terms not defined in this Agreement shall have the meanings given such terms on Annex A.

2.Duties and Responsibilities. (a) The Company hereby employs Executive, and Executive hereby accepts employment, subject to the terms and conditions contained herein, during the Term, as Executive Vice President, General Counsel and Chief Strategy Officer of the Company. During the Term, Executive agrees to be employed by and devote substantially all of Executive’s business time and attention to the Company and the promotion of its interests; provided, however, that, to the extent that such activities do not violate the terms of, or interfere with his performance of his duties, services and responsibilities under, this Agreement, the Executive shall be permitted to manage his personal, financial and legal affairs. Except as expressly set forth herein or as consented to by the Board of Directors of the Company (the “Board”), during the Term, Executive shall not be permitted to become engaged in or render services for any Person other than the Company and its Affiliates. The Company expressly acknowledges and agrees to Executive’s continued services during the Term as a director of Sequoia Fund, Inc., but only to the extent that such service does not violate the terms of, or interfere with Executive’s performance of his duties, services, and responsibilities under, this Agreement. Executive shall perform such lawful duties and responsibilities as reasonably directed from time to time by the Board. Executive will have such authority, duties and responsibilities customarily exercised by an individual serving as Executive Vice President, General Counsel and Chief Strategy Officer of the size and nature of the Company, subject to applicable limitations established by the Chief Executive Officer of the Company. Executive shall report directly to the Chief Executive Officer of the Company. During the Term, upon request, Executive shall serve as an officer and/or director of one or more subsidiaries of the Company.

(b) Location. During the Term, Executive’s principal place of employment shall be in the Company’s principal office in New York City, New York. Executive acknowledges that Executive’s duties and responsibilities shall require Executive to travel on business to the extent reasonably necessary to fully perform Executive’s duties and responsibilities hereunder.

3.Compensation and Related Matters. (a) Base Salary. During the period from January 1, 2017 through the end of the Term, for all services rendered under this Agreement, Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $750,000, payable in accordance with the Company’s applicable payroll practices. Base Salary may be increased (but not decreased) on an annual basis as determined by the Board in its sole discretion. References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b) Annual Bonus. During the Term, subject to Section 4(b), Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”), with a target bonus opportunity of $750,000 (the “Target Bonus”), under a bonus plan of the Company, based upon both reasonably attainable objectives (which may be based on a number of financial and operational metrics, including but not limited to EBITDA) and subjective factors set by the Board or Compensation Committee of the Board (the “Compensation Committee”) annually after consultation with Executive. The Annual Bonus payable for any calendar year shall be paid in cash and in a lump sum, at the time and in the manner such bonuses are paid to other similarly situated executives receiving annual bonus payments, which shall generally be in the year following the year in which the services are performed and promptly after results have been determined (which for the avoidance of doubt shall generally be after the Board’s receipt of audited financials for the year to which the Annual Bonus, if any, relates).

(c) Grants of Equity-Based Awards.

(i)Ongoing Grants. For each year during the Term, Executive shall be granted a combination of restricted stock units in respect of the Company’s Class A common stock (“RSUs”), performance share units in respect of the Company’s Class A common stock (“PSUs”) and nonqualified stock options in respect of the Company’s Class A common stock (“Options”) (valued in accordance with Black-Scholes or similar binomial option-pricing model), such awards having an aggregate fair value equal to $1,000,000 (based on the fair market value of the Company’s common stock on the date of grant). The equity award each year shall be divided among the three types of awards as follows: RSUs - 30%; PSUs - 40%; and Options - 30%. The exercise price for each Option granted under this Section 3(c)(i) shall be the fair market value of the Company’s Class A common stock as of the date of their grant. Each grant of Options and RSUs shall vest in equal annual installments over four years. All or a portion of each grant of PSUs shall vest at the end of a three year performance period relating to the grant. The Compensation Committee shall establish the PSU performance criteria in good faith and in consultation with the Executive. Executive acknowledges that on February 14, 2017 the Company granted him the RSUs, PSUs and Options required under this Agreement in respect of the 2017 calendar year. The RSUs, PSUs and Options granted under this Section 3(c)(i) shall be subject to such other terms as set forth in the applicable grant agreement and in the Tribune Media Company 2016 Incentive Compensation Plan.

(ii)Supplemental Sign-on Grant. On the Effective Date, Executive shall be granted a supplemental award of 27,300 restricted stock units (the “Supplemental RSUs”), on the terms and conditions set forth in the restricted stock unit agreement attached as Exhibit B hereto (the “Supplemental RSU Agreement”). Unless otherwise expressly provided in this Agreement, references in this Agreement to “RSUs” shall not refer to the Supplemental RSUs. For the avoidance of doubt, the Supplemental RSUs are in addition to, and not in lieu of any of, the equity awards to be granted under Section 3(c)(i), and the value of the Supplemental RSUs shall not be taken into account in determining any equity awards to be granted under Section 3(c)(i) above.

(d)Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the benefit plans and programs (including without limitation, four (4) weeks’ vacation per calendar year, health insurance, dental insurance, life insurance and 401(k) plan) and receive perquisites, commensurate with Executive’s position, that are provided by the Company from time to time for its senior executives, subject to the terms and conditions of such plans, provided that nothing herein shall limit the Company’s ability to amend, modify or terminate any such plans or arrangements.

(e)Business Expense Reimbursements. During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses in accordance with its then-prevailing policies and procedures for expense reimbursement for senior executives as approved by the Board in good faith consultation with Executive (which shall include appropriate itemization and substantiation of expenses incurred).

(f)Retention Bonus. Provided that Executive remains continuously employed with the Company through and including December 31, 2017, the Company shall pay Executive $1,500,000, in substantially equal installments consistent with the Company’s payroll practices during the twelve (12) month period immediately following December 31, 2017.

(g)Indemnification. The Executive will be entitled to indemnification and prompt advancement of legal fees, costs and expenses, on the same terms as indemnification and advancement are made available to other senior executives of the Company, whether through the Company’s bylaws or otherwise. During the Term and for six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be altered from time to time for such directors and officers.

4.Termination of Employment. (a) Executive’s employment may be terminated by either party at any time and for any reason; provided, however, that during the Term Executive shall be required to give the Company at least 90 days’ advance written notice (the “Notice Period”) of any voluntary resignation of Executive’s employment hereunder (other than resignation for Good Reason) (and in such event the Company in its sole discretion may elect to accelerate Executive’s date of termination of employment, it being understood that such termination shall still be treated as a voluntary resignation without Good Reason for purposes of this Agreement); provided, further, that the Notice Period in the event of the Company’s termination of Executive’s employment without Cause shall be at least 30 days. Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death. The Company reserves the right to require Executive not to be in the offices of the Company or any of its Affiliates and/or not to undertake all or any of Executive’s duties and/or not to contact clients, colleagues or advisors of the Company or any of its Affiliates (unless otherwise instructed) during all or part of any period of notice of Executive’s termination of service. During the Notice Period, Executive’s terms and conditions of service and duties of fidelity and confidentiality to the Company remain in full force and effect and, during any such Notice Period, Executive will remain a service provider to the Company and shall not be employed or engaged in any other business.

(b) Following any termination of Executive’s employment during the Term, except as otherwise provided for under this Section 4, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 3 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder, except (i) for payment of any accrued but unpaid Base Salary and for payment of any unreimbursed expenses under Section 3(e), in each case accrued or incurred, through the date of termination of employment and timely submitted for reimbursement, payable as soon as practicable and in all events within 30 days following termination of employment, (ii) as explicitly set forth in any other benefit plans, programs or arrangements applicable (including vacation pay) to terminated employees in which Executive participates, other than severance plans or policies and (iii) as otherwise expressly required by applicable law. For the avoidance of doubt, any unpaid Annual Bonus for the year of termination of employment is forfeited if during the Term Executive voluntarily terminates his employment (other than for Good Reason), is terminated by the Company with Cause, or is terminated due to death or Disability during such year; provided, however, that with respect to the annual bonus payable under Section 3(b) for the period of his services in the year in which such event occurs, in the event of a Change in Control or an Anticipatory CIC Termination, Executive shall be treated no less favorably than other participants in the applicable Company annual bonus plan who are employed on the date of the Change in Control with respect to their services in the same year. Except as specifically provided otherwise in the grant agreement or this Agreement, all unvested Options, RSUs (including the Supplemental RSUs) and PSUs shall terminate immediately upon termination of Executive’s employment for any reason, and all vested Options shall terminate immediately upon termination of Executive’s employment by the Company with Cause during the Term.

(c) If Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or terminated by Executive for Good Reason (x) prior to January 1, 2018 or (y) in any event after the occurrence of a Change in Control and prior to the Term Expiration Date, then Executive shall be entitled to receive severance pay in an aggregate amount (the “Severance Amount”) equal to:

(i)Two times the sum of (x) Executive’s then-current Base Salary plus (y) Executive’s Target Bonus (the “Cash Severance Benefit”), such Cash Severance Benefit to be payable in substantially equal installments consistent with the Company’s payroll practices during the twenty-four (24) month period immediately following such termination if such termination occurs prior to a Change in Control that qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance), and to be payable in a single lump sum if such termination occurs on or within 12 months following such a Change in Control.

(ii)Continuation of any health and dental insurance benefits under the terms of the applicable Company benefit plans for twenty-four (24) months, subject to the Company’s continuing to provide such insurance benefits for its employees and to Executive’s payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time; provided, however, that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans; provided, further, that to the extent that the provision of such continuation coverage is not permitted under the terms of the Company benefit plans or would result in an adverse tax consequence to the Company under the recently enacted healthcare reform law (the Patient Protection and Affordable Care Act) or other applicable law, the Company may alternatively provide Executive with a cash payment in an amount equal to the applicable COBRA premium that Executive would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for such period (minus the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time) (the benefits provided by this clause (ii) are referred to as the “Continued Benefits”).

(iii)The bonus described in Section 3(f) shall become vested and payable, and shall be paid at the same time and on the same basis as such amount would have been paid as specified in Section 3(f) had Executive remained employed through December 31, 2017.

(iv)(A) Options and RSUs (other than the Supplemental RSUs, which will be governed by the terms of the Supplemental RSU Agreement) granted prior to the date of termination that would have vested over the two-year period following such termination shall automatically vest upon the effective date of Executive’s termination of employment; (B) all vested Options shall remain exercisable for a twelve month period following the date of termination and (C) with respect to each outstanding PSU grant (other than the PSUs granted to Executive on May 5, 2016 (the “Supplemental PSUs”) pursuant to the Performance Share Unit Agreement, dated as of March 1, 2016, between Executive and the Company (the “Supplemental PSU Agreement”)) that is unvested on the date of termination, a prorated number of PSUs (a “Prorated PSU Amount”) shall vest after the applicable performance period, determined by multiplying (x) the number of PSUs in such grant that would have vested based on actual performance of the applicable performance period had Executive then continued to be employed by the Company by (y) the ratio of the number of days in the applicable performance period during which Executive was employed by the Company compared to the total number of days in the applicable performance period.

(v)Payment of any earned but unpaid Annual Bonus, if any, for the calendar year prior to the calendar year in which such termination of employment occurs.

d.If Executive’s employment is terminated after December 31, 2017 in an Anticipatory CIC Termination and the transaction contemplated pursuant to Transaction Agreement (or a transaction that supersedes such transaction) is consummated (the “Related Change in Control”) within the earlier to occur of (i) the first anniversary of the date of the Anticipatory CIC Termination and (ii) December 31, 2018, Executive shall be entitled to receive from the Company an amount equal to the Cash Severance Benefit described in Section 4(c)(i), which amount shall be paid in a lump sum within 10 days after the date the Related Change in Control occurs. In addition, upon an Anticipatory CIC Termination occurring after December 31, 2017, Executive shall be entitled to receive the same benefits continuation provided under Section 4(c)(ii), except that such benefits continuation shall cease at the earliest to occur of (i) the time provided in such Section 4(c)(ii), (ii) 30 days following the date the transaction contemplated in the Transaction Agreement (or, if applicable, a transaction that supersedes that transaction) is abandoned or (iii) if the transaction contemplated in the Transaction Agreement is not earlier consummated, on the earlier to occur of (x) the first anniversary of the Anticipatory CIC Termination and (y) December 31, 2018.

e.If Executive’s employment is terminated during the Term due to death or by the Company due to Disability, then Executive shall be entitled to receive (i) payment of any accrued but unpaid Base Salary, (ii) an amount equal to the Annual Bonus that would have been otherwise payable to Executive for the fiscal year in which such termination occurs (based on pro-forma performance over the entire fiscal year extrapolated from the performance run rate through the date of termination), multiplied by a fraction, the numerator of which is the number of days worked in such year and the denominator of which is 365, (iii) the Continued Benefits and accrued vacation pay, and (iv) payment of any unreimbursed expenses incurred through the date of termination.

f.In addition to the payments and benefits otherwise provided under this Section 4, if a Change in Control shall occur during the Term and within the one year period immediately following the Change in Control, Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, all unvested Options, RSUs (other than the Supplemental RSUs) and PSUs (other than the Supplemental PSUs) then held by Executive shall automatically vest in full (which, for the avoidance of doubt, in the case of PSUs shall be the target amount) upon the effective date of Executive’s termination of employment. If Executive’s employment terminates due to an Anticipatory CIC Termination, then all equity-based awards that would otherwise have been forfeited by Executive in connection with such termination of employment, including, without limitation, the Supplemental RSUs and Supplemental PSUs (the “Contingent Vesting Awards”) shall remain outstanding and become vested, if at all, on the date on which the Related Change in Control occurs. If no Related Change in Control occurs within the earlier to occur of (i) the first anniversary of the date of Anticipatory CIC Termination and (ii) December 31, 2018, then all Contingent Vesting Awards shall be forfeited upon the earlier to occur of such dates.

g.In the event that Executive continues to be employed by the Company after December 31, 2017 and his employment is thereafter terminated by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason prior to the occurrence of a Change in Control occurring prior to the Term Expiration Date or (ii) Executive terminates his employment for any reason within 60 days following the Term Expiration Date: (x) with respect to any then outstanding RSUs (other than the Supplemental RSUs) and Options granted prior to January 1, 2018, Executive shall be credited with two additional years of vesting service and (y) the Prorated PSU Amount of each outstanding PSU grant (other than the Supplemental PSUs) that is then unvested shall vest and become payable to Executive after the applicable performance period; provided, however, if Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason within the first 90 days of the 2018 calendar year, Executive shall be credited with 27 months of vesting service under subclause (x) above. In addition, in the event that Executive’s employment is terminated following December 31, 2017 or the Term Expiration Date for any reason, other than by the Company for Cause, Executive shall be paid his Annual Bonus in respect of the 2017 fiscal year (in the case of a termination in 2018) or the 2018 fiscal year (in the case of a termination in 2019), based on actual performance, at the time the Annual Bonus otherwise would have been paid under Section 3(b) above. For the avoidance of doubt, except for the benefits provided under this Section 4(g) or in respect of an Anticipatory CIC Termination, in no event shall Executive be entitled to the Severance Amount or any other benefits provided under Section 4(c), 4(d), 4(e), 4(f) or 4(g) in connection with a termination of Executive’s employment following December 31, 2017 and prior to the occurrence of a Change in Control.

h.Except as expressly provided in Section 4(f) in respect of Contingent Vesting Awards, nothing else in this Section 4 or elsewhere in this Agreement to the contrary, the exclusive treatment upon a Change in Control or Executive’s termination of employment of the Supplemental RSUs and the Supplemental PSUs shall be the treatment provided in the Supplemental RSU Agreement and the Supplemental PSU Agreement, as applicable.

i.Notwithstanding anything in this Agreement to the contrary, Executive’s entitlement to the payment and benefits and certain rights set forth in Section 4(c), 4(d), 4(f) and 4(g) above shall be (A) conditioned upon Executive having provided an irrevocable waiver and release of claims in favor of the Company, its Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), substantially in the form attached hereto as Exhibit A to be negotiated in good faith, that has become effective in accordance with its terms within 55 days following the termination of Executive’s employment (the “Release Condition”), (B) subject to Executive’s continued compliance in all material respects with the terms of this Agreement and (C) subject to Section 24.

j.Upon termination of Executive’s employment for any reason, upon the Company’s request, Executive agrees to resign, as of the date of such termination of employment or such other date requested, from any positions that the Executive holds with the Company and any of its Affiliates (whether as an employee, officer, director, consultant, trustee, committee member or otherwise) to the extent Executive is then serving thereon.

k.Following any termination of Executive’s employment, Executive shall have no obligation to seek other employment. There shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to later employment, consultancy or other remunerative activity of Executive.

5.Noncompetition and Nonsolicitation. For purposes of Sections 5, 6, 7, 8, 9, 10 and 11 of this Agreement, references to the Company shall include its subsidiaries and any Affiliates of the Company that are Controlled by the Company.

(a) Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)while an employee of the Company and, if Executive is terminated during the Term, within the two-year period following the termination, engage in activities or businesses on behalf of (x) any independent non-network local broadcast group that competes directly with the Company and its subsidiaries, and any other Affiliates of the Company or (y) multi-channel video programming distributor with a carriage contract that expires or is scheduled to expire within 24 months after the Effective Date (an “MVPD”) (including, in each case, without limitation, by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any such independent non-network local broadcast group or MVPD), in any geographic location in which the Company engages (or in which the Company has been actively planning to engage) as of the date of termination of Executive’s employment(collectively, “Competitive Activities”), or assist any Person in any way to do, or attempt to do, anything prohibited by this Section 5(a)(i); provided, however, that the foregoing shall not prevent Executive from providing legal services to any Person, including any Person that engages in Competitive Activities, following termination of employment or be interpreted in any way that would otherwise violate applicable Rules of Professional Conduct, provided, further, that the foregoing shall not prevent Executive from providing services as a consultant, employee, advisor, or otherwise with a Person that engages in Competitive Activities, if such service relationship is restricted solely to one or more portions of the operations and businesses of such Person, such portions do not engage in Competitive Activities, and Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such Person or any business segments thereof that engage in Competitive Activities; or

(ii)while an employee of the Company and, if Executive is terminated during the Term, within the two-year period following the termination, (A) solicit, recruit or hire, or attempt to solicit, recruit or hire, any employees of the Company or Persons who have worked for the Company during the 12 month period immediately preceding such solicitation, recruitment or hiring or attempt thereof (other than Executive’s secretary/executive assistant); (B) intentionally interfere with the relationship of the Company with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, developer, subcontractor, licensee, licensor or other business relation of, the Company; or (C) assist any Person in any way to do, or attempt to do, anything prohibited by Section 5(a)(ii)(A) or (B) above; provided that the preceding Section 5(a)(ii)(A) shall not prohibit Executive from (x) conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at employees or other Persons described in Section 5(a)(ii)(A) or (y) soliciting or hiring any employee or other Person described in Section 5(a)(ii)(A) who is referred to Executive by search firms, employment agencies or other similar entities, provided that such firms, agencies or entities have not been instructed by Executive to solicit any such employee or Person or category thereof.
The periods during which the provisions of Section 5(a) apply shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of the provisions of this Section 5(a), to the extent permitted by law.
(b) The provisions of Section 5(a) shall not be deemed breached as a result of Executive’s passive ownership of: (i) less than an aggregate of 2% of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Executive does not actively participate in the business of such Person; provided, however, that such securities are listed on a national securities exchange; or (ii) less than an aggregate of 1% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities.

(c) Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. Executive acknowledges that Executive is being provided with significant additional consideration (to which Executive is not otherwise entitled) to induce Executive to enter into this Agreement. In light of the foregoing, and the Company’s and Executive’s mutual understanding that in the course of Executive’s duties with the Company he will acquire Confidential Information that would be of significant benefit to a subsequent employer that competes with the Company, Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement (specifically including Section 5(a)) is reasonable with respect to subject matter, time period and geographical area. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 5, 6, 7, 8 and 9 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

6.Nondisclosure of Confidential Information. (a) Executive acknowledges that Executive shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets. Executive acknowledges that the Confidential Information obtained by Executive while employed by the Company is the property of the Company. Therefore, Executive agrees that Executive shall not disclose to any unauthorized Person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, Executive may disclose only that portion of the Confidential Information which is legally required to be disclosed. Notwithstanding anything in this agreement to the contrary, except for information that Executive is required to keep confidential as an attorney for the Company, this Agreement does not prohibit Executive from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company that Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company. Executive’s obligations under this Section 6 shall continue beyond the termination of Executive’s employment with the Company and expiration of the Term.

(b) For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Executive prior to Executive’s involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement). Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company, except that Executive may disclose information concerning such dispute to the court that is considering such dispute or to Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary for the prosecution or defense of such dispute).

(c) Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(d)Executive is hereby notified in accordance with the Federal Defend Trade Secrets Act that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure of a trade secret is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.Return of Property. Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request and subject to inspection in accordance with applicable Company employee policies generally; provided, that Executive shall be permitted to retain a copy of his contacts/rolodex and personal files.

8.Intellectual Property Rights. (a) Executive agrees that the results and proceeds of Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b) Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent that Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 8(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligations under this Section 8 shall continue beyond the termination of Executive’s employment with the Company and expiration of the Term.

(c) Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

9.Nondisparagement. While employed and at all times thereafter, Executive shall not, whether in writing or orally, disparage the Company, or their predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities; or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair Executive from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements) or from filing or presenting truthful statements in any legal or administrative proceeding in which Executive is named as a defendant.

10.Notification of Subsequent Employer. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 5, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company. For the avoidance of doubt, the Company shall in any event be permitted to provide any such prospective employer with written notice of the provisions of Section 5 of this Agreement.

11.Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 5, 6, 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 5, 6, 7, 8 or 9 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted, and notwithstanding the fact that any such provision may be determined not to be subject to specific performance, the Company will nevertheless be entitled to seek to recover monetary damages as a result of Executive’s breach of such provision.

12.Representations of Executive; Advice of Counsel. (a) Executive represents, warrants and covenants that as of the Effective Date: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject and (iv) Executive possesses any licenses or certifications necessary for Executive to perform his duties hereunder and commencement of employment with the Company shall not be a breach of such representation).

(b) Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

13.Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Released Parties, which relate to events occurring during Executive’s employment with the Company and its Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

14.Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

15.Assignment. (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. The Company may only assign this Agreement, and its rights and obligations hereunder, in accordance with the terms of Section 15(b) hereof, or to an Affiliate of the Company, provided that any such assignee expressly agrees to assume in writing and perform all obligations of the Company hereunder.

(b) This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction, and, in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder). Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

(c) In the event of Executive’s death before payments that have been earned by Executive under this Agreement have been paid to Executive, the Company shall pay to the Executive’s surviving spouse or, if different, the Executive’s designated beneficiary (or, if no spouse is then surviving and no beneficiary has been designated by the Executive, to the Executive’s estate) all such payments at the times that such payments were due to be paid to Executive.

16.Governing Law; No Construction Against Drafter. This Agreement shall be deemed to be made in the State of New York, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of New York without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

17.Consent to Jurisdiction; Waiver of Jury Trial. (a) Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the federal courts located within the Borough of Manhattan (or, if subject matter jurisdiction in such courts is not available, in any state court located within the Borough of Manhattan) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 17(a); provided, however, that nothing herein shall preclude the either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 17 or enforcing any judgment obtained by either party.

(b)     The agreement of the parties to the forum described in Section 17(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 17(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 17(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)     The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 21.

(d)Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 17(d).

(e)Except as determined in a final judgment by any arbiter of an action, suit or proceeding brought in connection with any dispute arising out of or relating to this Agreement, each party hereto shall be responsible for its own costs and expenses (including outside attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

18.Amendment; No Waiver; Severability. (a) No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(b) If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 5, 6, 7, 8 or 9 (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19.Entire Agreement. This Agreement (including its exhibits) constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter, including, without limitation, the Original Agreement. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein. Notwithstanding anything herein to the contrary, nothing in this Agreement (other than the termination provisions in Section 4) shall divest Executive from any benefits previously granted to or vested by Executive, including equity awards granted or vested prior to the Effective Date.

20.Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions. Without limiting the generality of the foregoing or Section 1(a), Sections 5 through 24 of this Agreement shall survive the termination of this Agreement and continue to apply following the end of the Term, unless otherwise modified by a separate agreement between Executive and the Company.

21.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:	Tribune Media Company
685 Third Avenue
New York, NY 10017
Attn: Chief Executive Officer
Attn: Chairman of the Compensation Committee

With a copy to:	Lawrence K. Cagney, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
lkcagney@debevoise.com

If to Executive:	Mr. Edward Lazarus
At the most recent address on file with the Company
Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.
22.Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

23.Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

24.Section 409A. (a) For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

b.Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required in order to avoid the imposition of additional taxes under Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations § 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof, no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, Executive’s date of death, and following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

c.Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Executive 61 days following a “separation from service” as defined in Treasury Regulations § 1.409A-1(h), provided that Executive satisfies the Release Condition, if required by Section 4(i). Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulations §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

d.Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulations § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs, and provided that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent that any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.
TRIBUNE MEDIA COMPANY
By: /s/ Peter Kern
Name: Peter Kern
Title: Interim Chief Executive Officer

/s/ Edward Lazarus
EDWARD LAZARUS

Annex A
Certain Definitions
”Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct or indirect ownership interest shall be treated as an Affiliate of the Company.
“Anticipatory CIC Termination” means the termination of Executive’s employment by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, in either case, after the Company enters into a Transaction Agreement.
“Cause” means: (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Executive’s employment with the Company; (c) commission of a material act of dishonesty or conduct in violation of Company’s written policies and codes of conduct; (d) willful unauthorized disclosure or use of Confidential Information; (e) material improper destruction of Company property; (f) willful misconduct in connection with the performance of Executive’s duties; or(g) any finding by the Securities and Exchange Commission pertaining to the willful conduct of the Executive which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or following any initial public offering, to maintain itself as a publicly traded company; provided, however, that Executive shall be provided a single 10 business-day period to cure any such breach set forth in clause (c), (e) or (f), to the extent curable. For the avoidance of doubt, placing the Executive on paid leave for up to 60 days during which the Company continues to provide the Executive with the Base Salary and other compensation and benefits required under Section 3 of this Agreement, pending the Board’s good faith determination of whether there is a basis to terminate the Executive for Cause, will not by itself constitute a termination of the Executive’s employment hereunder or provide the Executive with Good Reason to resign his employment.
“Change in Control” shall be deemed to occur upon:
(i)    the acquisition, through a transaction or series of transactions (other than through a public offering of the Company’s common stock under the Securities Act of 1933 or similar law or regulation governing the offering and sale of securities in a jurisdiction other than the United States), by any Person of beneficial ownership (as defined in Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “Beneficial Ownership”) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of common stock of the Company taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);
(ii)    the date upon which individuals who, during any consecutive 24-month period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least two thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed an Incumbent Director; provided further, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed an Incumbent Director; or
(iii)    the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange, or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer, or other disposition of all or substantially all of the business or assets of the Company to third party purchaser that is not an Affiliate of the Company (a “Sale”), that in each case requires the approval of the Company’s stockholders (whether for such Business Combination or Sale or the issuance of securities in such Business Combination or Sale), unless immediately following such Business Combination or Sale, (A) 50% or more of the total voting power of (x) the entity resulting from such Business Combination or the entity that has acquired all or substantially all of the business or assets of the Company in a Sale (in either case, the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has Beneficial Ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted or exchanged pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, and (B) no Person is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company).
“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Disability” means Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that Executive is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of 90 days or for a period of 120 days in any 365 day period as determined by the Board in its good faith judgment.
“Good Reason” means, without the Executive’s prior written consent, one or more of the following events: (a) a reduction in the Base Salary or Annual Bonus target opportunity; (b) a material diminution or adverse change in the duties, authority, responsibilities, positions or reporting lines of authority of the Executive (including without limitation, any change in Executive’s reporting lines of authority such that Executive ceases to report directly to the Chief Executive Officer of the Company); (c) the Company’s requiring the Executive to be based at a location in excess of 50 miles from the location of the Executive’s principal job location or office specified in Section 2(b), except for required travel on the Company’s business to an extent substantially consistent with the Executive’ s position, above; or (d) in the case of a Change in Control that is either a Business Combination in which the Company is not the Surviving Company or a Sale, the failure of the Surviving Company to assume this Agreement; provided, however, that prior to resigning for Good Reason, Executive shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following his knowledge of such facts and circumstances, and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured, then Executive shall not be permitted to resign for Good Reason in respect thereof). Any termination of employment by Executive for Good Reason shall be communicated to the Company by written notice, which shall include Executive’s date of termination of employment (which, except as set forth in the preceding sentence, shall be a date at least ten (10) days after delivery of such notice and the expiration of such cure period and not later than 60 days thereafter). If a Change in Control shall occur and, within the one (1) year immediately following the Change in Control, the Executive is not serving as the general counsel of the Company, the Surviving Company or Parent Company, the Executive’s good faith determination that any of the items described in clause (b) above has occurred shall be presumed to be correct, unless refuted by clear and convincing evidence to the contrary. For the avoidance of doubt, in no event shall the mere occurrence of a Change in Control, the disposition of one or more divisions or business units of the Company or the Company ceasing to be a public company, absent any further impact on the Executive, be deemed to constitute Good Reason.
“Governmental Entity” means any national, state, county, local, municipal or other government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.
“Transaction Agreement” means a definitive agreement, the consummation of which would constitute a Change in Control that qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company pursuant to Section 409A of the Code.

Exhibit A
GENERAL RELEASE AND
COVENANT NOT TO SUE
TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:
1.    Edward Lazarus (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (“Executive Related Parties”), in consideration for the amounts payable and benefits to be provided to him under that Employment Agreement, dated as of January 1, 2016, between Tribune Media Company, a Delaware corporation (the “Company”), and Executive (the “Employment Agreement”), hereby covenants not to sue or pursue any litigation against, and waives releases and discharges the Company, its Affiliates (as defined in the Employment Agreement), their predecessors, and successors, and all of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) of any of the foregoing (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, complaints, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to Executive’s employment with the Company or the termination thereof or Executive’s service as an officer or director of the Company or its Affiliates or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs (collectively, “Claims”) (the “Release”); provided, however, that nothing herein shall release the Company from (i) any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits conditioned upon the effectiveness of this General Release and Covenant Not to Sue) or the Supplemental PSU Agreement or Supplemental RSU Agreement (as such terms are defined in the Employment Agreement); (ii) any rights Executive may have in respect of accrued vested benefits under the employee benefit plans of the Company and its subsidiaries, including any equity-based compensation or benefit plans; (iii) any rights Executive may have to indemnification under the Employment Agreement, the Company’s by-laws, other applicable law, or any insurance coverage or other benefits under any directors and officers insurance or similar policies; (iv) any rights Executive and the Executive Related Parties may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against Executive and the Company as a result of any act or failure to act for which Executive and the Company are held jointly liable; or (v) any rights Executive and the Executive Related Parties may have that cannot be released as a matter of applicable law.
2.    Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns. Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant federal, state or local administrative agency, but Executive agrees to waive his rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
3.    In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Executive acknowledges that he is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is Executive’s intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.
4.    The Company’s offer to Executive of this General Release and Covenant Not to Sue and the payments and benefits set forth in the Employment Agreement are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company. Executive acknowledges that Executive has not filed or caused to be filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).
5.    Notwithstanding anything else contained in this General Release and Covenant Not to Sue, the Employment Agreement or any other agreement between the Executive and the Company or any of its Affiliates to the contrary, including, without limitation, Section 1 hereof, nothing in any such agreement limits or shall be construed to limit (i) Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) Executive’s right to receive an award for information provided to any Government Agencies.
6.    Executive acknowledges that he has been offered but declined a period of time of at least [21/45] days [To be selected based on whether applicable termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in ADEA).] to consider whether to sign this General Release and Covenant Not to Sue, which Executive has waived, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven days following the date on which this General Release and Covenant Not to Sue has been signed (the “Revocation Period”). Executive acknowledges and agrees that he has entered into this General Release and Covenant Not to Sue knowingly and willingly and have had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. Executive further acknowledges that Executive has read this General Release and Covenant not to sue carefully, has been advised by the Company to, and has in fact, consulted an attorney, and fully understands that by signing this General Release and Covenant Not to Sue Executive is giving up certain rights which he may have to sue or assert a claim against any of the Releasees. In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the Board of Directors of the Company written notice stating that he is canceling or revoking this General Release and Covenant Not to Sue during the Revocation Period. If this General

Release and Covenant Not to Sue is timely canceled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable, and the Company shall not be obligated to make the payments to Executive or to provide Executive with the benefits identified in the Sections of the Employment Agreement referred to in Section 4(i) of the Employment Agreement, unless and until the requirements with respect thereto are met. Executive acknowledges that, even if this General Release and Covenant Not to Sue is not executed or is canceled or revoked by him, the provisions of the Employment Agreement that otherwise by their terms survive termination of Executive’s employment shall remain in full force and effect.
7.    The invalidity or unenforceability of any provision or provisions of this General Release and Covenant Not to Sue shall not affect the validity or enforceability of any other provision of this General Release and Covenant Not to Sue, which shall remain in full force and effect. This General Release and Covenant Not to Sue sets forth the entire agreement of Executive and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this General Release and Covenant Not to Sue. The validity, interpretation, construction and performance of this General Release and Covenant Not to Sue shall be governed by the laws of the State of New York without regard to its conflicts of law principles, and the provisions of Sections 16 and 17 of the Employment Agreement shall apply mutatis mutandis.
IN WITNESS WHEREOF, Executive and the Company have each caused this General Release and Covenant Not to Sue to be executed as of the dates shown below.
TRIBUNE MEDIA COMPANY
By: /s/ Peter Kern
Name: Peter Kern
Title: Interim Chief Executive Officer
Date: April 27, 2017

EXECUTIVE
/s/ Edward Lazarus
Edward Lazarus
Date: April 27, 2017

Exhibit B
Award Agreement for Supplemental RSU Grant
Execution Copy

TRIBUNE MEDIA COMPANY
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made by and between Tribune Media Company, a Delaware corporation (the “Company”), and Edward Lazarus (the “Participant”), and is dated as of April 27, 2017 (the “Grant Date”).
1.Grant. Pursuant to this Agreement, on the Grant Date, the Company shall grant to the Participant 27,300 Restricted Stock Units (“RSUs”), each of which shall represent an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant upon settlement one share of Class A Common Stock (“Common Stock”) of the Company (or cash equal to the fair market value thereof), as set forth herein. The RSUs awarded to the Participant hereby shall be subject to all of the terms and conditions set forth in this Agreement, as well as the terms and conditions of the Tribune Media Company 2016 Incentive Compensation Plan (the “Equity Plan”; capitalized terms used but not defined herein shall have the same meaning as set forth in the Equity Plan).

2.Vesting. The Restriction Period of the RSUs shall begin on the Grant Date and lapse as 25% of the RSUs on December 31 of 2017, 2018, 2019 and 2020 (each, a “Stated Vesting Date”), subject in each case to the Participant being continuously employed through such date.

3.Conversion to Restricted Shares. If the Participant is still employed on the first Stated Vesting Date and no settlement of the RSUs has previously occurred under Section 6, the Company shall issue to the Participant on such date (i) unrestricted shares of Common Stock related to the vested RSUs (unless payment in cash is required or elected by the Committee in accordance with the provisions of Section 6) and (ii) shares of Common Stock related to the unvested RSUs that will be nontransferable and remain subject to the Restriction Period on the same terms as were applicable to the unvested RSUs that they replace (“Restricted Shares”). From and after such date of transfer, for purposes of this Agreement, the term RSUs will include the Restricted Shares issued pursuant to this Section 2.

4.Change in Control; Termination of Employment.

(a)If a Change in Control shall occur while the Participant is employed by the Company, the Restriction Period shall lapse and all the RSUs shall vest upon the Change in Control.

(b)If the Participant’s employment is terminated in an Anticipatory CIC Termination and a related Change of Control shall occur within the earlier to occur of (i) the first anniversary of the date of such Anticipatory CIC Termination or (ii) December 31, 2018, the Restriction Period shall lapse upon the date of the Change in Control. The term “Anticipatory CIC Termination” as used herein shall have the same meanings as set forth in the Employment Agreement, dated as of April 27, 2017, between the Company and the Participant (the “Employment Agreement”).

5.Exclusive Vesting. The vesting and settlement provisions set forth in Sections 2, 3 and 4 above shall be the exclusive vesting and settlement provisions applicable to the RSUs and shall supersede any other provisions relating to vesting and settlement (whether in the Employment Agreement, the Equity Plan or elsewhere), unless such other such provision expressly refers to this Agreement by name and date.

6.Settlement.

(a)Delivery of Shares or Cash. Upon the vesting of the RSUs, the Company shall issue or transfer to the Participant, or cause to be issued or transferred to the Participant, one share of Common Stock in respect of each RSU that became vested as of such Vesting Date; provided, however, that, if required to comply with applicable law, cash shall be paid in lieu of delivering shares of Common Stock in respect of the vested RSUs and, in any event, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of the vested RSUs. If a cash payment is made in lieu of delivering shares of Common Stock pursuant to this Section 6(a) or Section 3, the amount of such payment shall be equal to the fair market value of the Common Stock (as determined pursuant to the Equity Plan) as of such date less an amount equal to all federal, state, local, and non-U.S. income and employment taxes required to be withheld. Notwithstanding the foregoing provisions of this Section 6 or the applicable provisions of Section 3, in the event that any of the RSUs become vested in connection with a Change in Control (including vesting that occurs upon such a Change in Control following an Anticipatory CIC Termination) which results in the Common Stock no longer being outstanding or publicly traded, the Company shall deliver to the Participant in respect of each RSU the same consideration payable to stockholders of the Company in connection with the transaction constituting the Change in Control.

(b)Tax Withholding. In connection with any settlement of RSUs (or any election under Section 83(b) of the Code made with respect to Restricted Shares issued pursuant to Section 3), the Participant will be required to satisfy applicable withholding tax obligations (including payments made pursuant to Section 6(a) above). For the avoidance of doubt, the Committee hereby consents to the payment of any required tax withholding pursuant to the immediately prior sentence being satisfied using unrestricted shares of Common Stock delivered in settlement of vested RSUs.

(c)Compliance with Laws. The granting and settlement of the RSUs and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Common Stock hereunder as the Committee may consider appropriate and may require the Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock hereunder in compliance with applicable laws, rules, and regulations.

7.Rights as Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to the RSUs unless and until (a) the RSUs shall have vested and settled pursuant to the terms herein, (b) the Company shall have issued and delivered to the Participant Common Stock in settlement of the RSUs or Restricted Shares pursuant to Section 3 hereof, and (c) the Participant’s name shall have been entered as a stockholder of record with respect to such Common Stock on the books of the Company; provided that RSUs will be credited with Dividend Equivalents to the extent provided in Section 8 hereof. Any certificates representing the Common Stock delivered to the Participant shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions as the Committee deems appropriate.

8.Dividend Equivalents. So long as the RSUs have not vested and the Participant has not undergone a termination of service with the Company and its Affiliates prior to or on the record date declared for a cash dividend payable on Common Stock, the Participant shall be credited with dividend equivalents on such RSUs in the form of additional RSUs when and to the extent that regular cash dividends are paid on the Common Stock from and after the Grant Date, provided that if the RSUs have vested and settled in accordance with Section 6 above after the record date but prior to the payment date of such a regular cash dividend, the Company may, in its discretion, pay cash in the amount of the dividend in lieu of issuing Dividend Equivalents on such vested RSUs. Such Dividend Equivalents shall be computed by dividing: (i) the amount obtained by multiplying the amount of the regular cash dividend declared and paid for each share of Common Stock by the number of RSUs (including accumulated Dividend Equivalents) held by the Participant on the record date of such regular cash dividend, by (ii) the Fair Market Value of the Common Stock on the dividend payment date for such cash dividend. Such additional RSUs shall vest and settle in the same manner as the RSUs to which they relate, except that any fractional shares represented by accumulated Dividend Equivalents shall, once vested, be settled solely in cash on the terms provided for cash settlement in Section 6(a) hereof. Any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs. Notwithstanding the foregoing provisions of this Section 8, no Dividend Equivalents shall be credited with respect to any record date occurring after the issuance of Restricted Shares in accordance with Section 3; instead, the Participant shall be entitled to receive on such Restricted Shares any dividends to which he is entitled as a shareholder of the Company.

9.Lock-Up Period. If requested by the underwriters managing any public offering of Common Stock, the Participant agrees to execute a separate agreement to the effect that, except as otherwise approved by the Committee or estate planning transfers permitted under the Equity Plan, shares of Common Stock acquired by the Participant following the vesting and settlement of the RSUs may not be sold, transferred, or otherwise disposed of prior to the date following such public offering as so required by such underwriters (the “Lock-Up Period”). The Company may impose stop-transfer instructions with respect to the Common Stock subject to the foregoing restriction until the end of such Lock-Up Period. Shares of Common Stock received upon Settlement of an RSU and any Restricted Shares that shall have become vested shall remain subject to the terms of this Section 9.

10.Parachute Payments.

(a)Notwithstanding anything to the contrary herein, if the Company enters into an agreement the consummation of which would result in a Change in Control, an independent registered public accounting firm retained by the Company prior to the occurrence of such Change in Control (the “Accounting Firm”) shall determine whether all or any portion of the compensatory payments that the Participant receives from the Company (including any compensation received in respect of the RSUs) will constitute “excess parachute payments" within the meaning of Section 280G of the Code such that the Participant would be subject to the excise tax imposed by Section 4999 of the Code or any other similar state excise tax or any interest or penalty is incurred by the Participant with respect to such excise tax (the “Excise Tax”). If the Participant would be subject to an Excise Tax, the Accounting Firm shall also determine whether the Participant would receive a greater net after tax benefit, taking into account all otherwise applicable federal, state and local income, employment and excise taxes that would otherwise be imposed on or with respect to such compensatory payments, if the amount of such compensatory payments were to be reduced to three times the Participant’s “base amount”, as defined in Section 280G(b)(3) of the Code, less one dollar (the “Safe Harbor Limit”). If the Participant would receive a greater net after-tax benefit if the compensatory payments were reduced to the Safe Harbor Limit, then the number of RSUs (or, if applicable, Restricted Shares) that could become vested in connection with such Change in Control shall be reduced (but not below zero) as and to the extent the Accounting Firm determines to be necessary so that the compensatory payments shall not exceed the Safe Harbor Limit. If, as a result of the vesting of any portion of the RSUs prior to the date of the Change in Control, there is not a sufficient number of unvested RSUs (or, if applicable Restricted Shares) to reduce or forfeit to result in the aggregate compensatory payments be less than or equal to the Safe Harbor Limit, the Participant agrees to forego receipt of other compensation having a value (as determined by the Accounting Firm) equal to the additional number of whole or partial RSUs that would have had to have been reduced or forfeited to reduce the compensatory payments to the Safe Harbor Limit.

(b)In connection with making determinations under this Section 10, the Accounting Firm shall take into account, to the extent permitted under Section 280G, the value of any reasonable compensation for services rendered by the Participant before, and to be rendered after the date of such Change in Control, including the value of any noncompetition provisions that may apply to the Participant following such date. The Company shall cooperate with the Accounting Firm in any making such determinations. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 10, including those expenses incurred to value any restrictive covenants, shall be borne by the Company.

(c)If it shall be subsequently determined that the number of RSUs (or the value thereof) that the Accounting Firm determined had to be reduced in accordance with the provisions of Section 10(a) is less than the number of RSUs (or the value thereof) actually required to avoid the application of the Excise Tax on the Participant’s compensatory payments to the Participant, then the value attributable to the appropriate number of RSUs in excess of the number of RSUs determined to be reduced by the Accounting Firm pursuant to this Section 10 shall be deemed for all purposes to be a loan to the Participant made on the date of receipt of such vested RSUs, which the Participant shall have an obligation to repay to the Company, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the Participant’s receipt of payment for such vested RSUs to the date of repayment by the Participant.

(d)Except as otherwise expressly provided in Section 10(c), all determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Participant.

11.Representations and Warranties of Participant. The Participant hereby makes the following acknowledgements, representations, and warranties to the Company:

(a)No Arrangements to Sell. Except as specifically provided herein, the Participant has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any person to sell, transfer, or pledge all or any portion of the RSUs or the Common Stock underlying the RSUs and has no current plans to enter into any such contract, undertaking, understanding, agreement, or arrangement.

(b)RSUs Not Transferable. The Participant understand that the RSUs are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise).

12.General.

(a)Delivery of Documents. The Participant agrees that the Company may deliver by email all documents relating to the RSUs and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). The Participant also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify the Participant by email or such other reasonable manner as then determined by the Company.

(b)No Employment Rights. This Agreement does not confer upon the Participant any right to continue as an employee or service provider of the Company or any of its affiliates.

(c)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(d)Entire Agreement. Except for the Equity Plan, this Agreement and the Employment Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto. No change, modification, or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(e)Interpretation. The interpretation, construction, performance, and enforcement of this Agreement shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on the Participant and any other interested persons.

(f)Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.
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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.
TRIBUNE MEDIA COMPANY
By: /s/ Peter Kern
Name: Peter Kern
Title: Interim Chief Executive Officer

PARTICIPANT
/s/ Edward Lazarus
Name: Edward Lazarus